Exhibit 99.1

Motive Capital Corp II Announces the Separate Trading of its Class A Ordinary Shares and
Warrants, Commencing January 27, 2022

New York, NY, January 25, 2022 – Motive Capital Corp II (the “Company”) today announced that commencing January 27, 2022, holders of the units sold in the Company’s initial public offering of 34,137,444 units may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the ticker symbol “MTVC” and “MTVC WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “MTVC U.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A ordinary shares and warrants. The units were initially offered by the Company in an underwritten offering. UBS Securities LLC and J.P. Morgan Securities LLC acted as joint book-running managers and Academy Securities Inc., AmeriVet Securities, Inc., Loop Capital Markets LLC and Tigress Financial Partners LLC acted as co-managers for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the "SEC") on December 6, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of units was made by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

About Motive Capital Corp II

Motive Capital Corp II is a newly incorporated special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Contacts

Bob Brown

info@motivecapitalcorpii.com